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                      IN THE UNITED STATES DISTRICT COURT
                   FOR THE EASTERN DISTRICT OF NORTH CAROLINA
                                WESTERN DIVISION

                             No. 5:01-CV-180-BO(3)



QUINTILES TRANSNATIONAL CORP.,

         v.                                                          ORDER

WEBMD CORPORATION.


         This matter is before the Court on plaintiff's Motion for Preliminary Injunction. Plaintiff Quintiles Transnational Corporation ("Quintiles") prays that this Court enter a preliminary injunction and continue its temporary restraining order holding that WebMD Corporation ("WebMD") must continue performing its obligations under the Data Rights Agreement between the two parties.

         Pursuant to the Data Rights Agreement between the parties, WebMD transmits de-identified patient medical data to Quintiles. This data is transmitted from WebMD's offices in Tennessee to a Quintiles computer server in Massachusetts. Citing concerns to State medical record privacy laws, WebMD ceased transmission of patient data to Quintiles on February 23, 2001.


                                   DISCUSSION

         "[A] preliminary injunction is an extraordinary remedy, to be granted only if the moving party clearly establishes entitlement to the relief sought." Hughes Network Sys., Inc. v. InterDigital Communications Corp., 17 F.3d 691, 693 (4th Cir. 1994) (quoting Federal Leasing, Inc. v. Underwriters at Lloyd's, 650 F.2d 495, 499 (4th Cir. 1981)). Preserving the status quo pending adjudication on the merits is its purported aim. See Blackwelder Furniture Co.
v. Seilig
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Manufacturing Co., 550 F.2d 189,195 (4th Cir. 1977). The Fourth Circuit
standard for awarding interim injunctive relief is the "balance-of-hardships" test. Id., at 196; Direx Israel, Ltd. v. Breakthrough Medical Corp. 952 F.2d 802, 811 (4th Cir. 1991). Under this test, the court determines whether the harm likely to be suffered by plaintiff if relief is denied is actual and imminent or merely remote and speculative. Direx Israel, Ltd., 952 F.2d at 812 (quoting Tucker Anthony Realty Corp. v. Schlesinger, 888 F.2d 969, 975 (2nd Cir. 1989)). It then balances this harm or injury against the harm to the defendant if the relief is granted.

         On the basis of this balancing, the court then "determine[s] the degree by which a 'likelihood of success' on the merits must be established before relief may issue." Direx Israel, 952 F.2d at 811. A "substantial discrepancy in potential harms would have to be found to favor a party whose potential for success on the merits was no better than even," while a smaller discrepancy may suffice when that party has a strong probability of success on the merits. Faulkner v. Jones, 10 F.3d 226, 233 (4th Cir. 1993); Blackwelder, 550 F.2d at 195. Finally, the court must consider the public interest.

         After careful consideration of the parties' arguments, this Court holds that the balance of factors weighs in Quintiles' favor and that injunctive relief is proper. Most importantly, Quintiles has a high likelihood of success on the merits, and the public interest weighs heavily in favor of enforcing the Data Rights Agreement. The various State privacy laws about which WebMD initially cited concerns cannot bar enforcement of the Data Rights Agreement. Even assuming arguendo that the de-identified data violates the laws of one or more States, a showing that WebMD has failed to make, the Dormant Commerce Clause prevents the individual states from regulating the interstate transmission of data. See Reno v. Condon, 528 U.S. 141 (2000)


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(holding that the information contained in a driver's license application when sold by a State to an outside purchaser is an "article of commerce" and beyond the regulation of an individual State); Great Atlantic & Pacific Tea Co. v. Cottrell, 424 U.S. 366 (1976) (the Commerce Clause acts as a limitation on the power of the States even without implementing legislation by Congress). A long line of Supreme Court cases has firmly entrenched the principle that a State statute that regulates commerce wholly outside of the boundaries of the State is in violation of the Commerce Clause. See e.g., Heely v. Beer Inst., 491 U.S. 324
(1989); Brown-Forman Distillers Corp. v. New York State Liquor Auth., 476 U.S. 573 (1986); Baldwin v. G.A.F. Seelig, Inc., 294 U.S. 511 (1935). Furthermore, a State has no interest in this data once outside of its borders, and the State's laws do not attach themselves to that, data even if said data originated in that State. See Bonaparte v. Tax Court, 104 U.S. 592 (1881) (when a state issues a public debt, the law exempting these debts from taxation did not follow the debt into other states); New York Life Ins. Co. v. Head, 234 U.S. 149 (1914) (when a contract was formed in Missouri, Missouri law does not govern the validity of a contract modification made in New York and not involving a Missouri citizen); Bigelow v. Virginia, 421 U.S. 809 (1975) (a State cannot regulate the conduct of its own citizens when they travel to another State).

         It is well established that the Commerce Clause precludes a state from regulating a commercial transaction outside its jurisdiction, even if the article of commerce at issue had a connection to the state or the effect of that transaction would be felt by that state. WebMD erred in its contentions that the privacy laws of some States excuse its non-performance under the Data Rights Agreement. Thus, WebMD cannot forecast any likelihood of irreparable harm if the Data Rights Agreement continues in effect, and Quintiles can forecast a substantial likelihood of


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irreparable harm and success on the merits, and this Court will grant and continue in effect the injunctive relief sought by Quintiles.

         SO ORDERED,

         This 20th day of March, 2001.


                                    TERRENCE W. BOYLE
                                    ----------------------------------
                                    TERRENCE W. BOYLE
                                    CHIEF UNITED STATES DISTRICT JUDGE


                                          I certify the foregoing to be a
                                          true and correct copy of the original.
                                          David W. Daniel, Clerk
                                          United States District Court
                                          Eastern District of North Carolina
                                          By /s/
                                          -----------------------------------
                                                     Deputy Clerk


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